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                                                                    Exhibit 21.1

List of the Company's Significant Subsidiaries


Modem Media, Inc. (incorporated in California)

Modem Media (UK) Limited

Modem Media Canada Inc.

Modem Media Do Brasil Ltda

Modem Media Holding, Inc.

Modem Media Holdings, LLC